 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cool Technologies, Inc.

We consent to the inclusion in the foregoing Form S-1 of our report dated March 30, 2016, relating to our audits of the balance sheets of Cool Technologies, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. Our report dated March 30, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

February 10, 2017